UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A


                   Under the Securities Exchange Act of 1934
                               (Amendment No.2)*




                              Capital Automotive REIT
            --------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
            ------------------------------------------------------
                         (Title of Class of Securities)

                                  139733-10-9
            ------------------------------------------------------
                                (CUSIP Number)


                              February 28, 1999
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     | x |      Rule 13d-1(b)

     |   |      Rule 13d-1(c)

     |   |      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 10 Pages

CUSIP NO. 139733-10-9               13G/A                  PAGE  2  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
     54-1837743


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) [      ]
     (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Virginia


                    5    SOLE VOTING POWER
                         3,194,909**



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               0
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               3,194,909**
     WITH


                    8    SHARED DISPOSITIVE POWER
                         0



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,194,909**



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.90%**


12   TYPE OF REPORTING PERSON*

     HC

**See Item No. 4.
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 139733-10-9               13G/A                 PAGE  3  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     FBR ASSET INVESTMENT CORPORATION
     54-1873198


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) [      ]
     (b) [   x  ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION
     Virginia


                    5    SOLE VOTING POWER
                         1,792,115



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               1,402,794**
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               1,792,115
     WITH


                    8    SHARED DISPOSITIVE POWER
                         1,402,794**



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,194,909**



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.90%**


12   TYPE OF REPORTING PERSON*

     CO

**See Item No. 4.
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 139733-10-9                   13G/A               PAGE  4 OF 10 PAGES

1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Eric F. Billings


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0


   NUMBER OF        6    SHARED VOTING POWER
    SHARES               3,194,909**
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         3,194,909**



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,194,909**



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.90%**


12   TYPE OF REPORTING PERSON*

     IN

**See Item No. 4.
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 139733-10-9                13G/A               PAGE  5  OF 10  PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Emanuel J. Friedman


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               3,194,909**
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         3,194,909**



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,194,909**



10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.90%**


12   TYPE OF REPORTING PERSON*

     IN

**See Item No. 4.
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 139733-10-9                 13G/A                PAGE  6  OF 10 PAGES


1    NAME OF REPORTING PERSON
     S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     W. Russell Ramsey


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [      ]
                                                         (b) [  X   ]


3    SEC USE ONLY




4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

                    5    SOLE VOTING POWER
                         0



   NUMBER OF        6    SHARED VOTING POWER
    SHARES               3,194,909**
 BENEFICIALLY
   OWNED BY
     EACH
   REPORTING        7    SOLE DISPOSITIVE POWER
    PERSON               0
     WITH


                    8    SHARED DISPOSITIVE POWER
                         3,194,909**



9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,194,909**



10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.90%**


12   TYPE OF REPORTING PERSON*

     IN

**See Item no. 4.
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.    (a).    Name of Issuer: Capital Automotive REIT



           (b).    Address of Issuer's Principal Executive Offices:

                   1925 North Lynn Street, Suite 306
                   Arlington, Virginia  22209




Item 2.    (a).    Name of Person Filing:

                   Friedman, Billings, Ramsey Group, Inc.




           (b).    Address of Principal Business Office or, if none, Residence:

                   1001 19th Street North
                   Arlington, VA 22209-1710



                               Page 7 of 10 Pages

Item 2.    (c).    Citizenship: Virginia


           (d).    Title of Class of Securities: Common Stock


           (e).    CUSIP Number: 139733-10-9


Item 3. If this statement is filed pursuant to sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   (a)     [ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o);
                   (b)     [ ] Bank as defined in section 3(a)(6) of the
                               Act (15 U.S.C. 78c);
                   (c)     [ ] Insurance company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c.);
                   (d)     [ ] Investment company registered under section 8 of
                               the Investment Company Act of 1940 (15 U.S.C. 80a-8);
                   (e)     [ ] An investment adviser in accordance with
                               section 240.13d-1(b)(1)(ii)(E);
                   (f)     [ ] An employee benefit plan or endowment fund in
                               accordance with section 240.13d-1(b)(1)(ii)
                               (F);
                   (g)     [X] A parent holding company or control person in
                               accordance with section 240.13d-1(b)(1)(ii)(G);
                   (h)     [ ] A savings associations as defined in
                               section 3(b) of the Federal Deposit Insurance
                               Act (12 U.S.C. 1813);
                   (i)     [ ] A church plan that is excluded from the
                               definition of an investment company under
                               section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
                   (j)     [ ] Group, in accordance with section 240.13d-1(b)(1)
                               (ii)(J).



Item 4.            Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount beneficially owned: 3,194,909**

           (b).    Percent of class: 13.90%**


           (c).    Number of shares as to which the person has:

                   (i)     Sole power to vote or to direct the vote  3,194,909**

                   (ii)    Shared power to vote or to direct the vote        0

                   (iii)   Sole power to dispose or to direct the
                           disposition of                            3,194,909**

                   (iv)    Shared power to dispose or to direct the
                           disposition of                                    0


**This filing amends the filing of October 13, 1998 to reflect a warrant acquired by Friedman, Billings, Ramsey & Co., Inc. on February 19, 1998 to purchase up to 1,277,794 shares of common stock. The warrant is exercisable from February 19, 1998 until February 19, 2003. Pursuant to Rule 13d-3(d), Friedman, Billings, Ramsey Group, Inc., FBR Asset Investment Corporation, and Messrs. Friedman, Billings, and Ramsey may be deemed to indirectly beneficially own the 1,277,794 shares that may be purchased pursuant to the warrant. Each of these reporting persons disclaims beneficial ownership of such shares.

                               Page 8 of 10 Pages

Item 5.            Ownership of Five Percent or Less of a  Class:

                   Not Applicable.


Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                   FBR Asset Investment Corporation
                   Friedman, Billings, Ramsey & Co., Inc.

Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   Friedman Billings Ramsey & Co., Inc.                   3(a)

                   Friedman Billings Ramsey Investment Management, Inc.   3(e)

                   FBR Asset Investment Corporation


Item 8.            Identification and Classification of Members of the Group:

                   Not Applicable



                               Page 9 of 10 Pages

Item 9.            Notice of Dissolution of Group:

                   Not Applicable


Item 10.           Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                   In accordance with Rule 13d-4 of the Securities Exchange Act of 1934, each of the persons filing this statement expressly disclaims the beneficial ownership of the securities covered by this statement and the filing of this report shall not be construed as an admission by such persons that they are the beneficial owners of such securities.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                      FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.


Dated:   March 15, 1999               By: /s/ Emanuel J. Friedman
                                      ---------------------------------
                                      Name:  Emanuel J. Friedman
                                      Title: Chairman


Dated:   March 15, 1999               FBR ASSET INVESTMENT CORPORATION


                                      By:  /s/ William R. Swanson
                                      ----------------------------------
                                      Name:  William R. Swanson
                                      Title: Executive Vice President



Dated:   March 15, 1999               /s/ Eric F. Billings
                                      ----------------------------------
                                      Eric F. Billings



                                       /s/ Emanuel J. Friedman
Dated:   March 15, 1999               ----------------------------------
                                       Emanuel J. Friedman




                                       /s/ W. Russell Ramsey
Dated:   March 15, 1999               ----------------------------------
                                       W. Russell Ramsey



                               Page 10 of 10 Pages